Child, Van Wagoner & Bradshaw, PLLC

5296 S. Commerce Dr. #300

Salt Lake City, UT 84107-5370

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Form SB-2 for Sun World Partners, Inc. of our report dated February 10, 2006 relating to the May 31, 2005 financial statements of Sun World Partners Inc., which appears in such Form.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

March 16, 2006